N-SAR Item 77Q(3) Exhibit
Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:


Evergreen Intermediate Municipal Bond Fund

		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       		Distributions	Distributions	Outstanding	NAV

Class A		1,589,280	2.19		687,545		59.96
Class B		210,990		1.75		115,449		59.96
Class C		323,467		1.75		198,660		59.96
Class I		9,891,151	2.34		3,071,457	59.96
Class IS	361,022		2.19		157,013		59.96